EXHIBIT 2.2

                          SHAREHOLDER TENDER AGREEMENT
                          ----------------------------

         This SHAREHOLDER TENDER AGREEMENT (this "Agreement"), dated as of June 21, 2004, is entered into by and among Dick's Sporting Goods, Inc., a Delaware corporation (the "Parent"), Diamondbacks Acquisition Inc., an Indiana corporation and a direct wholly-owned subsidiary of Parent (the "Purchaser"), and certain shareholders of Galyan's Trading Company, Inc., an Indiana corporation (the "Company"), each of which is identified on Schedule A attached hereto (each a "Shareholder" and collectively, the "Shareholders").

         WHEREAS, simultaneously with the execution of this Agreement, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), which provides, among other things, for the acquisition of the Company by Parent by means of a cash tender offer (the "Offer") by Purchaser for all outstanding shares of common stock, no par value per share, of the Company (the "Company Common Stock") and for the subsequent merger of Purchaser with and into the Company with the Company continuing as the surviving entity (the "Merger");

         WHEREAS, as of the date hereof, each Shareholder is the Beneficial Owner (as defined below) of the outstanding shares of Company Common Stock set forth opposite such Shareholder's name in Schedule A (such Shareholder's "Owned Shares"); and

         WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, Parent has required that each Shareholder enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Certain Definitions. (a) Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

         "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Shareholder, "Affiliate" shall not include the Company or the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

         "Beneficially Owned" or "Beneficial Ownership" with respect to any securities means having both voting power and investment power (as determined pursuant to Rule 13d-3(a) under the Exchange Act) over such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same
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holder, securities Beneficially Owned by a Person shall include securities
Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "Group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder; provided that, FS Equity Partners IV, L.P. shall not be deemed to have Beneficial Ownership over any shares held of record by Limited Brands, Inc. or G Trademark, Inc., and G Trademark, Inc. and Limited Brands, Inc. shall not be deemed to have Beneficial Ownership over any shares held of record by FS Equity Partners IV, L.P., in either case as a result of the circumstances described in that certain Schedule 13D filed by FS Equity Partners IV, L.P., Limited Brands, Inc. and G Trademark, Inc., as most recently amended on August 18, 2003.

         "Beneficial Owner" with respect to any securities means a Person who has Beneficial Ownership of such securities.

         "Company Group" means the Company and its subsidiaries Galyan's Nevada, Inc., a Nevada corporation, and Galyan's of Virginia, Inc., a Virginia corporation.

         "Offer Completion Date" means the date of purchase of shares of Company Common Stock by the Purchaser in the Offer.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Proposed Business Combination" means the Offer, the Merger and the related transactions contemplated by the Merger Agreement.

         "Transfer" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof (other than by operation of law), the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer" shall have a correlative meaning.

         2.       Tender of Shares; Agreement to Sell.
                  -----------------------------------

                  (a) In order to induce Parent and the Purchaser to enter into the Merger Agreement, each Shareholder hereby agrees to validly tender (or cause the record owner of such shares to validly tender), pursuant to and in accordance with the terms of the Offer, not later than the 20th business day after commencement of the Offer, such Shareholder's Owned Shares. If a Shareholder acquires Beneficial Ownership of additional shares of Company Common Stock after the date hereof and prior to termination of this Agreement, such Shareholder shall tender such additional shares of Company Common Stock on such 20th business day or, if later, on the second business day after such acquisition. A Shareholder shall not withdraw any shares tendered pursuant this Section 2(a) unless this Agreement is terminated or the Offer is terminated or has expired without Purchaser purchasing all shares validly tendered in the Offer and not withdrawn. Notwithstanding anything herein to the contrary, Limited Brands, Inc. shall not be

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         obligated to tender its warrant for 1,350,000 shares of Company Common
         Stock, with an exercise price in excess of $44.82 per share (the "Warrant"), or any shares of Company Common Stock issuable upon exercise of the Warrant (unless Limited Brands, Inc. elects to exercise such Warrant).

                  (b) Without the written consent of each Shareholder, Purchaser shall not (i) decrease the Offer Price, (ii) decrease the aggregate number of shares of Company Common Stock sought or (iii) change the form of consideration to be paid pursuant to the Offer.

         3.       No Disposition or Solicitation.
                  ------------------------------

                  (a) Each Shareholder agrees that from and after the date hereof, except as contemplated by this Agreement, such Shareholder will not (as a Shareholder, trustee or custodian) Transfer or agree to Transfer any of such Shareholder's Owned Shares or any options or warrants or other rights held or owned by such Shareholder to acquire Company Common Stock (other than any transfer of an option or warrant to the Company in connection with the exercise of such option or warrant by such Shareholder) without Parent's prior written consent (which consent shall not be unreasonably withheld or delayed in the context of a Transfer to any member of the immediate family of such Shareholder or to any trust the Beneficial Ownership of which is held by such Shareholder, provided in each case that such transferee agrees, in a form satisfactory to Parent, to be bound by the terms of this Agreement), or grant any proxy or power-of-attorney with respect to any such Company Common Stock other than pursuant to this Agreement.

                  (b) Shareholder will not, in its capacity as a shareholder of the Company, and will use its reasonable best efforts to ensure that its investment bankers, attorneys, accountants, agents or other advisors or representatives (the "Shareholder Representatives"), directly or indirectly, will not take any action with respect to any Takeover Proposal that the Company is prohibited from taking under clause (i) or (ii) of Section 5.1.3 of the Merger Agreement; provided that, in the event the Company takes action under Section 5.1.3 of the Merger Agreement, each Shareholder will be entitled to participate in all actions that the Company is or would be entitled to take under
         Section 5.1.3 of the Merger Agreement so long as such actions are taken in compliance with such Section 5.1.3. Notwithstanding the foregoing, it is agreed and understood by the parties that the term "Shareholder Representatives" shall not include the Company or any subsidiary of the Company or any of their respective investment bankers, attorneys, accountants, agents or other advisors or representatives.

                  (c) Shareholder will cease and cause to be terminated all existing discussions or negotiations conducted by it or its behest with respect to any Takeover Proposal (other than with Parent and Purchaser).

         4.       Option.
                  ------

                  (a) On the terms and subject to the conditions set forth herein, each Shareholder hereby grants to each of Parent and Purchaser an irrevocable option (the "Option") to purchase all of the right, title and interest of such Shareholder in and to such Shareholder's

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         Owned Shares at a price per share equal to the Offer Price but not less than $16.75 per share. The Parent or Purchaser, as the case may be, may exercise an Option in whole, but not in part, if, but only if, (i) Purchaser has acquired all shares of Company Common Stock validly tendered pursuant to the Offer and (ii) such Shareholder shall have failed to tender into the Offer any Owned Shares or shall have withdrawn the tender of any Owned Shares into the Offer.

                  (b) In the event that Parent or Purchaser is entitled to and wishes to exercise an Option, Parent or Purchaser shall send a written notice to the relevant Shareholder or parties prior to the termination of this Agreement specifying the place and the date for the closing of such purchase, which date shall be not less than three business days and not more than five business days after the date of such notice; provided that in the event that prior notification to, or approval of, any Governmental Entity is required in connection with the exercise of an Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Entity prohibiting the exercise of an Option, the period of time during which the date of the closing may be fixed shall be extended until the tenth day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived.

                  (c) At the closing of the purchase of a Shareholder's Owned Shares pursuant to exercise of an Option, simultaneously with the payment by Parent or Purchaser of the purchase price for a Shareholder's Owned Shares, such Shareholder shall deliver, or cause to be delivered, to Parent or Purchaser certificates representing such Owned Shares duly endorsed to Parent or Purchaser or accompanied by stock powers duly executed by the Company in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all Liens.

         5. Agreement to Vote. Each Shareholder agrees that (a) at such time as the Company conducts a meeting (including any adjournment thereof) of or otherwise seeks a vote or consent of its shareholders for the purpose of approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, such Shareholder will vote, or provide a consent with respect to, all Company Common Stock (including the Owned Shares) which, as of the relevant record date, such Shareholder has the power to vote, in favor of approving the Merger Agreement and the transactions contemplated by such Agreement, including the Merger, and (b) such Shareholder will (at any meeting of shareholders or in connection with any consent solicitation) vote all shares of Company Common Stock (including the Owned Shares) which, as of the relevant record date, such Shareholder has the power to vote, against, and will not consent to, any Takeover Proposal with a Person other than Parent and Purchaser or any action that would or is designed to delay, prevent or frustrate the Proposed Business Combination. Without limiting the foregoing, it is understood that the obligations under clause (a) in this Section 5 shall remain applicable in respect of each meeting of shareholders of the Company duly called for the purpose of approving the Merger Agreement and the transactions contemplated thereby, including the Merger, regardless of the position of the Company's board of directors as to the Proposed Business Combination at the time of such meeting.

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

         6. Information. Each Shareholder will provide any information requested by the Company or Parent for any regulatory application or filing made or approval sought for such transactions (including filings with the SEC).

         7. Additional Stock. Each Shareholder agrees that any additional shares of Company Common Stock or securities convertible into Company Common Stock acquired by such Shareholder or over which it acquires Beneficial Ownership or voting power or dispositive power, whether pursuant to existing stock option agreements, warrants or otherwise, shall be subject to the provisions of this Agreement.

         8.       Irrevocable Proxy.
                  -----------------

                  (a) In furtherance of the agreements contained in this Agreement, each Shareholder hereby irrevocably grants to, and appoints, Edward W. Stack, Chairman and Chief Executive Officer of Parent, William J. Colombo, President of Parent, Michael F. Hines, Chief Financial Officer of Parent, and William R. Newlin, Chief Administrative Officer of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote all shares of such Shareholder's Owned Shares or Company Common Stock over which such Shareholder has voting power, or grant a consent or approval in respect of such shares, or execute and deliver a proxy to vote such shares, (i) in favor of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger, and (ii) against any Takeover Proposal with a Person other than Parent and Purchaser or any other matter referred to in clause (b) of Section 5 hereof. For the avoidance of doubt, the proxy granted by each Shareholder pursuant to this Section 8(a) is not granted with respect to any matter other than those matters set forth in items (i) and (ii) of this Section 8(a).

                  (b) Each Shareholder represents and warrants to Parent and Purchaser that any proxies heretofore given by it in respect of shares of Company Common Stock are not irrevocable, and that any such proxies are hereby revoked, and agrees to communicate in writing notice of revocation of such proxies to the relevant proxy holders.

                  (c) Each Shareholder hereby affirms that the irrevocable proxy set forth in Section 8(a) is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent and Purchaser, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 3 of Chapter 30 of the Indiana Business Corporation Law.

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

                  (d) Nothing contained in this Agreement shall give Parent or Purchaser the right to control or direct the Company or the Company's operations.

         9. Representations, Warranties and Covenants of the Shareholders. Each Shareholder hereby individually (and not jointly or severally) represents and warrants to, and agrees with, Parent and Purchaser as follows:

                  (a) Such Shareholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. In the case of each Shareholder who is not a natural person, no other proceedings or actions on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                  (b) This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid, legal and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles.

                  (c) Each Shareholder is the sole Beneficial Owner of such Shareholder's Owned Shares, other than those Owned Shares Beneficially Owned by a family trust or child of such Shareholder. Each Shareholder has the sole right to vote, or cause to be voted, and to dispose, or cause the disposition, of such Shareholder's Owned Shares and there exist no limitations on its ability to exercise such right. Each Shareholder has good and marketable title (which may include holding in nominee or "street" name) to all of such Shareholder's Owned Shares (other than those Owned Shares Beneficially Owned by a family trust or child of such Shareholder), free and clear of all Liens (other than as created by this Agreement and the restrictions on Transfer under applicable securities laws). The Owned Shares constitute all of the capital stock of the Company Beneficially Owned by such Shareholder.

                  (d) Subject to requisite shareholder approval and except for the consents referred to in Section 4.1.8 of the Merger Agreement, neither the execution nor delivery of this Agreement by such Shareholder nor the Shareholder's consummation of the transactions contemplated hereby will conflict with, result in any violation of, or constitute a default under, (i) any material mortgage, bond, indenture, agreement, instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of the Owned Shares is bound (or, in the case of each Shareholder that is not a natural person, such Shareholder's constituent documents), or (ii) any judgment, decree, order or material law or regulation of any governmental agency or authority in the United States by which such Shareholder or any of its subsidiaries is bound, except, with respect to clauses (i) and (ii) above, where the conflict or default, individually or in the aggregate, will not have a material adverse effect on such Shareholder.

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

                  (e) Each Shareholder understands and acknowledges that each of Parent and Purchaser is entering into the Merger Agreement in reliance upon such Shareholder's execution, delivery and performance of this Agreement.

         10. Representations and Warranties of Parent. Parent represents and warrants to each Shareholder as follows:

                  (a) Organization, Good Standing, Capitalization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations hereunder.

                  (b) Purchaser. Parent owns all of the issued and outstanding shares of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana with all requisite corporate power to enter into this Agreement and perform its obligations hereunder. All of the issued and outstanding shares of Purchaser have been validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof. There are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from, or the sale or issuance by, Purchaser of any shares of its capital stock, other than this Agreement. Since its organization, Purchaser has conducted no business activities, except such as are related to this Agreement and the performance of its obligations hereunder.

                  (c) Authority Relative to this Agreement, etc. Each of Parent and Purchaser has taken all necessary corporate action to approve this Agreement and the performance of its obligations hereunder. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and constitutes a valid, legal and binding agreement of each of Parent and Purchaser, respectively, enforceable against each of Parent and Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles.

                  (d) Compliance with other Instruments, etc. Subject to the consents referred to in Section 4.2.5 of the Merger Agreement, neither the execution nor delivery of this Agreement by Parent or Purchaser nor Parent's or Purchaser's consummation of the transactions contemplated hereby will conflict with, result in any violation of, or constitute a default under, the Articles or Certificate of Incorporation or Bylaws of Parent or Purchaser or any agreement, mortgage, indenture, license, permit, lease or other instrument material to Parent and its subsidiaries taken as a whole or any judgment, decree, order, or any material law or regulation of any governmental agency or authority in the United States by which Parent or any of its subsidiaries is bound.

                  (e) Governmental and other Consents, etc. Subject to any required filing with the U.S. Department of Justice or the Federal Trade Commission, no material consent, approval or authorization of or

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

         designation, declaration or filing with any Governmental Entity on the part of Parent or Purchaser is required in connection with the execution or delivery by Parent and Purchaser of this Agreement or the consummation of the transactions by Parent and Purchaser contemplated hereby other than filings with the SEC and any applicable national securities exchange or quotation system.

                  (f) No Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser other than Peter J. Solomon Company, L.P.

                  (g) Litigation. There is not now pending, and to the knowledge of Parent and Purchaser there is not threatened, any litigation, action, suit or proceeding to which Parent or Purchaser or any of their respective subsidiaries is or will be a party in or before or by any Governmental Entity, except for any litigation, action, suit or proceeding (whether instituted, pending or threatened) involving claims which, individually or in the aggregate, will not have a Material Adverse Effect on Parent and Purchaser or the Merger. In addition, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Purchaser or any of their respective subsidiaries having or which, individually or in the aggregate, will not have a Material Adverse Effect on Parent and Purchaser or the Merger.

                  (h)      Offer Documents; Proxy Statement.
                           --------------------------------

                           (1) None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by the Company or an affiliate of the Company expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

                           (2) None of the information supplied by Parent, Purchaser or any affiliate of Parent or Purchaser for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the date of filing with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed and at the time of the Special Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         11. Termination. This Agreement, and all rights and obligations of the parties hereunder (other than those set forth in Section 12(a)), shall terminate upon the earlier of: (i) the Effective Time of the Merger, (ii) the acceptance for payment of the Owned Shares by Parent or Purchaser in the Offer,
(iii) the failure of Purchaser timely to commence the Offer, (iv) the failure of

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Purchaser timely to purchase all Owned Shares of the Shareholders in the Offer or (v) the date upon which the Merger Agreement is terminated pursuant to
Section 7 thereof without the Merger having been consummated.

         12.      Miscellaneous.
                  -------------

                  (a) Costs and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  (b) Execution in Counterparts. For the convenience of the parties, this Agreement and any amendments, supplements, waivers and modifications may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                  (c) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the other parties; provided, that Parent or Purchaser may assign any or all rights under this Agreement to any subsidiary of Parent, and Purchaser may assign any or all rights under this Agreement to Parent.

                  (d) Amendments and Waivers. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided, that each of Parent and Purchaser may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any other party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in a writing executed by Parent and Purchaser.

                  (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon transmitter's confirmation of a receipt of a facsimile transmission,
         (ii) confirmed delivery by a nationally reputable standard overnight carrier or (iii) when delivered by hand, addressed at the address for such party set forth below.

                  If to a Shareholder, to such Shareholder at the address set forth beside its name on Schedule A hereto with a copy to:

                  Galyan's Trading Company, Inc.
                  One Galyans Parkway
                  Plainfield, Indiana 46168
                  Fax: (317) 532-0269
                  Attention: C. David Zoba, Executive Vice President, General Counsel and Secretary

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

                  and to:

                  Drake S. Tempest, Esq.
                  O'Melveny & Myers LLP
                  Times Square Tower
                  7 Times Square
                  New York, NY 10036
                  Fax:   (212) 326-2061

                  If to Parent or Purchaser, to:

                  Dick's Sporting Goods, Inc.
                  200 Industry Drive
                  RIDC Park West
                  Pittsburg, Pennsylvania 15275
                  Fax: (412) 490-1394
                  Attention: William R. Newlin, Executive Vice President and Chief Administrative Officer

                  With a copy to:

                  Lewis U. Davis, Jr., Esq.
                  Jeremiah G. Garvey, Esq.
                  Buchanan Ingersoll PC
                  One Oxford Centre
                  300 Grant Street, 20th Floor
                  Pittsburgh, PA  15219
                  Fax: (412) 562-1041

                  or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

                  (f) Inadequate Remedy at Law; Specific Performance. Each Shareholder acknowledges and agrees that in the event of any breach of this Agreement, Parent would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed with respect to any provision of this Agreement that (i) each Shareholder will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (ii) Parent shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement.

                  (g) Cumulative Rights, Powers and Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to

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         exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (h) Entire Agreement; No Third Party Beneficiaries. This Agreement, along with the specific references to the Merger Agreement, constitutes the complete, final and exclusive agreement among the parties and supersedes any and all prior agreements and understandings, written or oral, among the parties heretofore made with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana without regard to any principles of conflict of laws. Each of the parties hereto consents to submit itself to the personal jurisdiction of any federal court located in the Northern District of Indiana or any Indiana state court located in a county within the area comprising the Federal District Court for the Northern District of Indiana in the event any dispute arises out of this Agreement or the transactions contemplated by the Merger Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by the Merger Agreement in any court other than a federal or state court sitting in the Federal District Court for the Northern District of Indiana or a county within the area comprising the Federal District Court for the Northern District of Indiana.

                  (j) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND
         (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(j).

                  (k) Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable under any rule of law in any particular respect or under any particular circumstances, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  (l) Interpretation. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The words "include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

                  (l) Publicity. The initial press release concerning the Offer and the Merger shall be a joint press release from the Company and Parent and, thereafter, except as otherwise required by law or the rules of the SEC, the NYSE or NASDAQ, for so long as this Agreement is in effect, no party shall, or shall permit any of their respective subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that any party hereto may file a copy of this Agreement and the related agreements with the SEC and the Purchaser and the Parent may summarize the terms of this Agreement in the Purchaser's tender offer materials and in any oral solicitations made in accordance with Regulation 14D promulgated by the SEC and in any other filings made by Parent with the SEC.

         13. Shareholder Capacity. No Shareholder executing this Agreement nor any partner, member, employee or Affiliate of a Shareholder who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer, and this Agreement does not bind any partner, member, employee or Affiliate of a Shareholder in such person's capacity as a director of officer. Each Shareholder executing this Agreement does so solely in such Shareholder's capacity as the owner of record and/or Beneficial Owner of the Owned Shares or as having the power to vote or dispose of the Owned Shares and nothing herein (including in Section 4) shall limit or affect any actions taken or omitted to be taken by a Shareholder, or any partner, member, employee or Affiliate of a Shareholder, in his or her capacity as an officer or director of the Company (including, for the avoidance of doubt, any action in the discharge of fiduciary duties in compliance with Section 5.1.3 of the Merger Agreement); provided, that nothing in this Section 13 shall be deemed to permit any Shareholder to take any action on behalf of the Company that is prohibited by the Merger Agreement.

         14. Further Assurances. From time to time, at Parent's or Purchaser's request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.


                  [Remainder of page intentionally left blank]

          [Shareholder Signature Page to Shareholder Tender Agreement]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                    FS EQUITY PARTNERS IV, L.P.

                                    By:  FS Capital Partners LLC
                                    Its: General Partner

                                         By: /s/ JOHN ROTH
                                             -----------------------------------
                                             Name:  John Roth
                                             Title: Vice President

          [Shareholder Signature Page to Shareholder Tender Agreement]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                         LIMITED BRANDS, INC.

                                         By: /s/ TIMOTHY J. FABER
                                             -----------------------------------
                                             Name:  Timothy J. Faber
                                             Title: Vice President/Treasurer


                                         G TRADEMARK, INC.

                                         By: /s/ TIMOTHY J. FABER
                                             -----------------------------------
                                             Name:  Timothy J. Faber
                                             Title: Authorized Representative

    [Parent's and Purchaser's Signature Page to Shareholder Tender Agreement]


                                         DICK'S SPORTING GOODS, INC.

                                         By: /s/ WILLIAM R. NEWLIN
                                             -----------------------------------
                                             Name:  William R. Newlin
                                             Title: Executive Vice President and
                                                    Chief Administrative Officer


                                         DIAMONDBACKS ACQUISITION INC.

                                         By: /s/ WILLIAM R. NEWLIN
                                             -----------------------------------
                                             Name:  William R. Newlin
                                             Title: President

                                   SCHEDULE A
                                   ----------

                                  SHAREHOLDERS
                                  ------------

                                                                     NUMBER
              NAME                          ADDRESS                 OF SHARES
   -----------------------------  -----------------------------   ------------
   FS Equity Partners IV, L.P.       11100 Santa Monica Blvd         5,694,500
                                     Suite 1900
                                     Los Angeles, CA 90025

   Limited Brands, Inc.              Three Limited Parkway             550,500
                                     Columbus, OH 43230

   G Trademark, Inc.                 c/o Limited Brands, Inc.        3,350,000
                                     Three Limited Parkway
                                     Columbus, OH 43230
   -----------------------------  -----------------------------   ------------

                                      A-1